UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2010

World Series of Golf, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-140685	87-0719383
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10161 Park Run Dr., Suite 150, Las Vegas Nevada	89145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-740-1740

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Green Life Inc. Financing

On April 13, 2010 we entered into a Securities Purchase Agreement with Green Life Inc. (“Green Life”) pursuant to which Green Life agreed to purchase 2,000 shares of our Series A convertible preferred stock (“Preferred Shares”) for an aggregate purchase price of $200,000 and a convertible debenture in the principal amount of $50,000.  The total investment was $250,000 and the transaction closed on April 14, 2010.

In connection with the purchase agreement, we executed a Certificate of Designation, Preference and Rights of the Series A Convertible Preferred Stock which will be filed with the Secretary of State of Nevada (“Certificate of Designation”). Under the Certificate of Designation, at any time after September 1, 2010, the Preferred Shares are convertible into shares of common stock at a price equal to the average of the closing “volume weighted average price” of our common stock for the five (5) consecutive trading days prior to conversion.  The Certificate of Designation provides that the Preferred Shares shall vote together with the common stock and have 51% of the voting power. It also contains certain approval rights of the holders of the Preferred Shares which require us to obtain the consent of at least 75% of the outstanding Preferred Shares before taking certain corporate actions such as a merger, payment of dividends, making certain capital expenditures and the like.

The $50,000 convertible debenture has a stated interest rate of 8% and is due on April 13, 2011, unless earlier converted.  The debenture (principal or interest, any portion thereof) is convertible either at the holder’s or our option at a price equal to 50% of the closing price of our common stock on the date of conversion.  The Company may prepay the convertible debenture in whole or in part without premium or penalty. The note contains a blocker provision which restricts Green Life’s conversion of the note to the extent that the conversion would result in Green Life beneficially owning more than 4.9% of our outstanding common stock. We also agreed to a file a registration statement with the Securities and Exchange Commission for the resale of our common stock underlying the convertible debenture.

In connection with the transactions above, John F. Slitz, our Secretary and Chairman of the Board agreed to sell $1,000,000 of Company indebtedness payable to him to a non-affiliate designee of Green Life in exchange for $10,000.

Note Exchange

On April 13, 2010, we also entered into an Exchange Agreement by and between the Company and Augustine Fund L.P., an existing noteholder, whereby we agreed to exchange an outstanding convertible promissory note in the principal amount of $200,000 previously issued to Augustine Fund L.P. for a new convertible debenture having the same terms as the $50,000 8% convertible debenture described above.

A copy of each of the Securities Purchase Agreement, the Certificate of Designation, Preference and Rights of the Series A Convertible Preferred Stock, the $50,000 8% Convertible Debenture, the Exchange Agreement and the $200,000 8% Convertible Debenture is attached hereto as Exhibit 2.1, 10.1, 10.2, 10.3 and 10.4., respectively, and is incorporated herein by reference. The foregoing description of the Securities Purchase Agreement and the documents and instruments to be executed and/or issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the definitive Securities Purchase Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K. A copy of the press release announcing this transaction and describing the transactions contemplated in connection therewith is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the $50,000 convertible debenture and the $200,000 convertible debenture described in Item 1.01 are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

In connection with the transactions contemplated by the Securities Purchase Agreement and exchange agreement described in Item 1.01 above, the Company issued Preferred Shares and convertible debentures referenced therein. The issuances were made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, on the basis that the offering was made to “accredited investors” and no public solicitation was made.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Document
2.1	Securities Purchase Agreement, dated April 13, 2010, by and between the Company and Green Life, Inc.
10.1	Certificate of Designation, Preference and Rights of the Series A Convertible Preferred Stock of World Series of Golf, Inc.
10.2	$50,000 8% Convertible Debenture dated of March 31, 2010 in favor of Green Life, Inc.
10.3	Exchange Agreement dated as of April 13, 2010 by and between World Series of Golf, Inc. and Augustine Fund L.P.
10.4	$200,000 8% Convertible Debenture dated as of April 13, 2010 in favor of Augustine Fund L.P.
99.1	Press Release of World Series of Golf, Inc., dated April 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD SERIES OF GOLF, INC.
By:	/s/ Joseph F. Martinez
Joseph F. Martinez
Chief Executive Officer

Dated: April 16, 2010